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                         RATIONAL SOFTWARE CORPORATION
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                                EXHIBIT 11.01
                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


                                                  Years Ending March 31,
                                         1997            1996            1995
                                         ----            ----            ----
Net income (loss)                       $(42,954)       $(3,590)       $ 2,346

Computation of weighted average
 common and common equivalent shares
 outstanding (primary):

  Weighted average common shares
   outstanding                            43,702         35,938         29,047

  Common equivalent shares from stock
   options                                    --             --            696
                                        --------        -------         ------
Shares used in per share computation      43,702         35,938         29,745
                                        --------        -------         ------
Net income (loss) per share             $  (0.98)       $ (0.10)        $ 0.08

Computation of weighted average
 common common equivalent shares
 outstanding (fully diluted):

  Weighted average common shares
   outstanding                            43,702         35,938         29,049

  Common equivalent shares from
   stock options                              --             --             --
                                        --------        -------         ------
Shares used in per share computation      43,702         35,938         30,625
                                        --------        -------         ------
Net income (loss) per shares            $  (0.98)       $ (0.10)        $ 0.08
                                        --------        -------         ------
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